                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                   Crane Co.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

??????

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ?????
     -------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction: ?????

     -------------------------------------------------------------------------

     5) Total fee paid:

     -------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.



[ ] Check box if any part of the fee is offset as provided by Exchange Act rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
----                          ------------------------------------------------
    2) Form, Schedule or Registration Statement No.:
----                                                 -------------------------
    3) Filing Party:
----                 ---------------------------------------------------------
    4) Date Filed:
----              -----------------------------------------------------------

                                  [CRANE LOGO]

        CRANE CO. 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902




                                                              February 23, 1999


DEAR CRANE SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of the Shareholders of Crane Co., to be held at 10:00 a.m. Eastern Daylight Time on Monday, April 5, 1999 at The Westin Stamford Hotel, Rainbow Meeting Room, One First Stamford Place, Stamford, Connecticut.

     The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our 1998 Annual Report accompanies this Proxy Statement.

     It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the toll-free telephone number on the proxy card.


                                        Sincerely,

                                        /s/ R.S. EVANS

                                        R.S. EVANS
                                        Chairman and Chief Executive Officer

                                   CRANE CO.
                           100 FIRST STAMFORD PLACE
                          STAMFORD, CONNECTICUT 06902

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 5, 1999

                               ----------------

                                                             February 23, 1999


To The Shareholders of Crane Co.:

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of the Shareholders of Crane Co. will be held at The Westin Stamford Hotel, Rainbow Room, One First Stamford Place, Stamford, Connecticut on Monday, April 5, 1999 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

     1. To elect three directors to serve for three year terms until the Annual Meeting of Shareholders in 2002.

     2. To consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 1999.

     3. To consider and act upon a proposal to amend Article IV of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 shares to 200,000,000 shares.

     4. To transact such other business as may properly come before the meeting in connection with the foregoing or otherwise.

     The Board of Directors has fixed the close of business on February 5, 1999 as the record date for the purpose of determining shareholders entitled to notice of and to vote at said meeting or any adjournment thereof. A complete list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 100 First Stamford Place, Stamford, Connecticut.

     In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the toll-free telephone number set forth on the enclosed proxy card.



                                          By Order of the Board of Directors,



                                          AUGUSTUS I. DUPONT
                                          Secretary


-------------------------------------------------------------------------------
   IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE REQUEST THAT YOU WRITE
   FOR YOUR CARD OF ADMISSION TO THE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902.
-------------------------------------------------------------------------------

                                   CRANE CO.
                           100 FIRST STAMFORD PLACE
                          STAMFORD, CONNECTICUT 06902

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 5, 1999


     The enclosed proxy is solicited by the Board of Directors of Crane Co. (the "Company") for use at the Annual Meeting of Shareholders to be held at The Westin Stamford Hotel, Rainbow Room, One First Stamford Place, Stamford, Connecticut, on Monday, April 5, 1999, at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof. The enclosed proxy, when properly executed and received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated, the proxy will be voted for each nominee for election as a director, for the proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 1999 and for the proposal to increase the number of authorized shares of Common Stock. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by personal ballot at the meeting.

     Shareholders of record may vote their proxy by using the toll-free number listed on the proxy card as an alternative to using the written form of proxy. The telephone voting procedure is designed to authenticate votes cast by use of a Personal Identification Number. The procedure allows shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. The Company has been advised by counsel that these procedures are consistent with the requirements of applicable law. Specific instructions to be followed by any shareholder of record interested in voting by telephone are set forth on the enclosed proxy card.

     The first date on which this proxy statement and enclosed form of proxy are being sent to the Company's shareholders is on or about February 23, 1999.

     OUTSTANDING SHARES AND REQUIRED VOTES. As of the close of business on February 5, 1999, the record date for determining shareholders entitled to vote at the meeting, the Company had issued and outstanding 68,530,194 shares of Common Stock, par value $1.00 per share ("Common Stock"). Each share of Common Stock is entitled to one vote at the meeting. Directors will be elected by a plurality, and the approval of auditors will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. The amendment of the Certificate of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the meeting. Abstentions may be specified as to all proposals to be brought before the meeting other than the election of directors. Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters (so-called "broker non-votes"). The NYSE has advised the Company that member firms of the NYSE may vote without specific instructions from beneficial owners only as to the election of directors and the selection of auditors. With regard to the election of directors, votes may be cast in favor or withheld, and the three persons receiving the highest number of favorable votes will be elected as directors of the Company. As to the approval of auditors, if a shareholder abstains from voting certain shares it will have the effect of a negative vote. In the case of the proposed amendment of the Certificate of Incorporation, abstentions will also have the effect of a negative vote, although they will not be counted as votes "Against" for NYSE purposes, and broker non-votes will not be counted "For" or "Against" such proposals.

                             ELECTION OF DIRECTORS


     The Board of Directors of the Company consists of nine members divided into three classes. At the meeting three directors are to be elected to hold office for three year terms until the Annual Meeting in 2002 and until their successors are elected and qualified. The enclosed proxy will be voted for election of the three directors of such class named in the following table, whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such nominee, if any, as may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

     The age, position with the Company, period of service as a director of the Company, business experience during the past five years, directorships in other companies and shareholdings in the Company as of February 5, 1999 for each of the nominees for election and for each of those directors whose term will continue are set forth below:




                                                                                COMMON SHARES
                                                                                BENEFICIALLY
                                                                                  OWNED (1)
                                                                               --------------
NOMINEES FOR DIRECTOR TO BE ELECTED FOR TERMS TO EXPIRE IN 2002

E. THAYER BIGELOW, JR. .....................................................       23,878
 Age 57; Director since 1984. Senior Advisor, Time Warner Inc., New York,
   NY (a media and entertainment company) since October 1998. Chief
   Executive Officer, Court TV, New York, NY, an affiliate of Time Warner
   Entertainment LP (cable television program services) March 1997 to
   October 1998. President and Chief Executive Officer, Time Warner Cable
   Programming Inc., Stamford, CT, a subsidiary of Time Warner
   Entertainment LP (cable television program services), 1991 to 1997. Other directorships: Lord Abbett & Co. Mutual Funds.

JOHN J. LEE ................................................................        1,000
 Age 62; Nominee for Director. Chairman and Chief Executive Officer, Hexcel
   Corporation, Stamford, CT (manufacturer of composite materials and engineered products) since January 1994, except for the period
   February 1995 to February 1996 when he did not hold the position of
   Chairman. Chairman, President and Chief Executive Officer of Lee
   Development Corporation, Stamford, CT (merchant banking company)
   since 1987. Other directorships: Hexcel Corporation, Hvide Marine, Inc.

CHARLES J. QUEENAN, JR. ....................................................       17,488
 Age 68; Director since 1986. Senior Counsel since 1995 and prior thereto,
   Partner, Kirkpatrick & Lockhart LLP, Pittsburgh, PA (attorneys at law).
   Other directorships: Allegheny Teledyne Incorporated.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2001

RICHARD S. FORTE ...........................................................       15,813
 Age 54; Director since 1983. President, Dawson Forte Cashmere Company,
   South Natick, MA (importer) since January 1997. Chairman since
   January 1997 and, prior thereto, President, Forte Cashmere Company,
   Inc. (importer and manufacturer).


                                                                                COMMON SHARES
                                                                                BENEFICIALLY
                                                                                  OWNED (1)
                                                                               --------------
WILLIAM E. LIPNER ..........................................................            500
 Age 51; Director since January 1999. Chairman, Chief Executive Officer and
   President, NFO Worldwide, Inc., Greenwich, CT (marketing information/
   research services worldwide). Other directorships: NFO Worldwide, Inc.

JAMES L. L. TULLIS .........................................................            285
 Age 51; Director since 1998. Chairman and Chief Executive Officer,
   Tullis-Dickerson & Co., Inc., Greenwich, CT (venture capital investments in the health care industry) since 1986. Other directorships: Acme United
   Corporation, PSS Worldmed, Inc.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2000
R. S. EVANS ................................................................      2,808,010
 Age 54; Director since 1979. Chairman and Chief Executive Officer of the
   Company. Other directorships: Fansteel, Inc., HBD Industries, Inc.,
   Southdown Corporation.

DORSEY R. GARDNER ..........................................................          7,213
 Age 56; Director from 1982 to 1986 and since 1989. President, Kelso
   Management Company, Inc., Boston, MA (investment management). Other directorships: Filene's Basement Corp., Security First Technologies, Inc.

DWIGHT C. MINTON ...........................................................         40,807
 Age 64; Director since 1983. Chairman of the Board, Church & Dwight Co.,
   Inc., Princeton, NJ (manufacturer of consumer and specialty products).
   Other directorships: Church & Dwight Co., Inc.

----------
(1) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. No director except Mr. R. S. Evans owns more than 1% of the outstanding shares of Common Stock. See Beneficial Ownership of Common Stock by Directors and Management, page 5.

     The Board of Directors met 12 times during 1998. All directors attended 75% or more of the Board and Committee meetings which they were scheduled to attend.

     The Board of Directors has an Executive Committee, Audit Committee and Organization and Compensation Committee. The Company does not have a standing nominating committee. The Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained, met once in 1998. The Audit Committee met three times in 1998 with the Company's management, internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of their audits, and otherwise maintained communications between the auditors of the Company and the Board of Directors. The duties of the Organization and Compensation Committee include review and approval of the compensation of officers and business unit presidents, annual review of director compensation, administration of the EVA Incentive Compensation Plan, Stock Option Plan and Restricted Stock Award Plan and review and approval of significant changes or additions to the compensation policies and practices of the Company. The Organization and Compensation Committee met two times in 1998. (See the Committee's report on page 10.)

     The memberships of committees during 1998 were as follows: Executive
Committee: E. T. Bigelow, Jr., R. S. Evans, D.C. Minton and B. Yavitz; Audit
Committee: E. T. Bigelow, Jr., R. S. Forte, D. R. Gardner and C. J. Queenan, Jr. (Chairman); Organization and Compensation Committee: D. R. Gardner, D. C. Minton, J. L. L. Tullis and B. Yavitz (Chairman). Mr. Yavitz will retire as a director when his term expires at the Annual Meeting.

     COMPENSATION OF DIRECTORS. The Company's standard retainer payable to each non-employee director is $30,000 per annum. Pursuant to the Non-Employee Director Restricted Stock Plan, non-employee directors receive, in lieu of cash, shares of Common Stock of the Company (rounded to the nearest ten shares) with a market value equal to that portion of the standard annual retainer which exceeds $15,000. All directors who are not full-time employees of the Company, of which there are eight, participate in the plan. The shares are issued each year after the Company's annual meeting, are forfeitable if the director ceases to remain a director until the Company's next annual meeting, except in the case of death, disability or change in control, and may not be sold for a period of five years or such earlier date as the director leaves the Board. In April 1998 each non-employee director received 285 restricted shares of Common Stock pursuant to the plan.

     Directors also receive $500 for each Board meeting attended. Non-employee members of the Executive Committee receive an annual retainer of $2,000. Members of other committees receive $500 and chairmen receive $750 for each committee meeting attended.

     The Crane Co. Retirement Plan for Non-Employee Directors provides for a benefit upon retirement at or after age 65 equal to the participant's annual retainer in effect at the time service terminates, payable for a period of time equal to the number of years the participant has served on the Board and not as an employee. After two years of service, participants are 50% vested in benefits payable, and after each full year of service thereafter, participants are vested in an additional 10%. In the event of death, disability or change in control, participants are automatically 100% vested and, in the case of a change in control, a minimum of seven years of retirement benefits is payable. Additionally, a participant leaving the Board after a change in control would be entitled to receive, in lieu of installment payments, a lump sum cash payment such that the participant will retain, after all applicable taxes, the actuarial equivalent of the benefits payable under the plan. A former director may receive his benefits prior to age 65 on an actuarially reduced basis. The plan is unfunded and benefits thereunder are payable from the Company's general assets, either in the form of a joint and survivor annuity or, if the director so elects upon reaching age 55, in the form of a survivor annuity should the director die while in service.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK
                          BY DIRECTORS AND MANAGEMENT


     To focus management attention on growth in shareholder value, the Company believes that officers and key employees should have a significant equity stake in the Company. It therefore encourages its officers and key employees to increase their ownership of and to hold Common Stock through the Stock Option, Restricted Stock Award and Savings and Investment Plans. Directors also receive 50% of their annual retainer in restricted stock issued under the Non-Employee Director Restricted Stock Plan. The beneficial ownership of Common Stock by the non-employee directors as a group (see pages 2 and 3 for individual holdings), the executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group as of February 5, 1999 is as follows:



                                                                      STOCK      SHARES IN
                                                      SHARES         OPTIONS      COMPANY       TOTAL      % OF SHARES
                                                       UNDER       EXERCISABLE    SAVINGS      SHARES      OUTSTANDING
                                    SHARES          RESTRICTED        WITHIN       PLAN     BENEFICIALLY      AS OF
                                     OWNED        STOCK PLANS(1)     60 DAYS     (401(K))     OWNED(2)      2/5/99(2)
                              ------------------ ---------------- ------------- ---------- -------------- ------------
Non-Employee Directors
 and Nominees as a Group
 (9 persons) (3) ............        116,079             1,995           --          --         118,074        0.17%
R. S. Evans .................      2,050,120(4)        586,158      163,125       8,607       2,808,010        4.09%
L. H. Clark .................         37,066           164,971      252,937       2,074         457,048        0.66%
D. S. Smith .................         23,250           126,134       86,156       2,114         237,654        0.35%
M. L. Raithel ...............        180,134(5)         49,147      124,125       4,078         357,484        0.52%
A. I. duPont ................            225            53,175       40,312         419          94,131        0.14%
Other Executive Officers
 (4 persons) ................         57,958            49,635      121,593      11,335         240,521        0.35%
Sub-Total--Directors and
 Executive Officers as a
 Group (18 persons) .........      2,464,832         1,031,215      788,248      28,627       4,312,922        6.22%
Key Employees
 (149 persons) ..............        197,805           288,891    1,049,214     175,949       1,711,859        2.46%
                                   -----------       ---------    ---------     -------       ---------        ----
Total .......................      2,662,637         1,320,106    1,837,462     204,576       6,024,781        8.56%
                                   ===========       =========    =========     =======       =========        ====

----------
(1) Subject to forfeiture if established performance and/or service conditions are not met.

(2) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Shareholders of the Company, page 6); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 683,715 shares of Common Stock held by trusts for the pension plans of the Company and certain of its subsidiaries which shares may be voted or disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Mr. duPont, Mr. Raithel, Mr. Smith and one other executive officer are trustees of The Crane Fund and the Crane Fund for Widows and Children. None of the directors or trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of February 5, 1999, 5,540 other employees of the Company held 2,083,462 shares of Common Stock in the Crane Co. Savings and Investment Plan, 1,913 shares of Common Stock in the Crane Co. Union Employees Savings and Investment Plan, and 186,059 shares of Common Stock in the ELDEC Corporation and Interpoint Corporation Deferred Income Plan, resulting in a total of 8,296,215 shares of Common Stock beneficially owned by directors, officers and employees, or 11.79% of the outstanding shares as of February 5, 1999.

(3) This group includes, in addition to the directors listed under "Election of Directors", Mr. Boris Yavitz, a current director of the Company who is not standing for reelection when his term expires at the Annual Meeting. Mr. Yavitz beneficially owns 11,090 shares of Common Stock, including 285 shares under the Non-Employee Director Restricted Stock Plan.

(4)   Includes 720 shares owned by Mr. Evans' spouse.

(5) Includes 20,785 shares owned by Mr. Raithel's spouse and 675 shares owned by his daughter.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

     The following table sets forth the ownership by each person who owned of record or was known by the Company to own beneficially more than 5% of its Common Stock on February 5, 1999.




                                                                 AMOUNT AND
                                                                 NATURE OF
                                       NAME AND ADDRESS          BENEFICIAL       PERCENT
TITLE OF CLASS                       OF BENEFICIAL OWNER         OWNERSHIP        OF CLASS
-------------------------------   -------------------------   ---------------   -----------
     Common Stock (1) .........   The Crane Fund (1)          7,778,416 (1)         11.35%
                                  100 First Stamford Place
                                  Stamford, CT 06902

----------
(1) The Crane Fund is a charitable trust managed by trustees appointed by the Board of Directors of the Company. The incumbent trustees are: G.A. Dickoff, A.I. duPont, M.L. Raithel and D.S. Smith, all of whom are executive officers of the Company. Pursuant to the trust instrument, the shares held by the trust shall be voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its charitable purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.


                            EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid to the Company's Chief Executive Officer and to each of the four most highly paid executive officers for each of the last three completed fiscal years.




                                     ANNUAL COMPENSATION                              LONG TERM COMPENSATION
                       ----------------------------------------------- ----------------------------------------------------
                                                             OTHER      RESTRICTED   SECURITIES                   ALL(4)
                                                            ANNUAL         STOCK     UNDERLYING     LTIP(3)       OTHER
       NAME AND                                          COMPENSATION    AWARD(2)     OPTIONS/      PAYOUTS    COMPENSATION
  PRINCIPAL POSITION    YEAR   SALARY($)   BONUS(1)($)        ($)           ($)        SARS(#)        ($)          ($)
---------------------- ------ ----------- ------------- -------------- ------------ ------------ ------------ -------------
R.S. Evans             1998     670,000     1,107,159     217,668        439,228      240,000      2,895,411      13,193
 Chairman and Chief    1997     640,000       870,683     207,176        448,077       90,000      2,612,558       4,536
 Executive Officer     1996     640,000       660,392     194,399        757,254       67,500      1,530,258       8,782

L. Hill Clark          1998     400,000       524,694      62,639         84,572      120,000      1,346,119       8,300
 President and Chief   1997     400,000       417,668      65,377         58,958       52,500        565,155       7,687
 Operating Officer     1996     375,000       324,243      54,614         45,518       56,250        203,722       7,687

D.S. Smith             1998     275,000       375,974      46,318        297,366       72,000        579,082       5,766
 Vice President--      1997     262,500       300,022      44,486         13,476       37,500        767,258       5,476
 Finance & Chief       1996     255,000       224,462      40,090         12,414       33,750        404,721       5,177
 Financial Officer

M.L. Raithel           1998     176,000       279,410      18,558         51,834       42,000        506,697      11,028
 Controller            1997     170,800       221,379      19,835          5,054       25,500        544,714       1,329
                       1996     165,000       170,345      19,863         16,552       22,500        228,866       5,435

A.I. duPont            1998     200,000       233,442      18,854        280,997       60,000              0       5,900
 Vice President,       1997     190,000       144,728      13,256          5,054       30,000              0       5,595
 General Counsel       1996     180,000       104,699      25,700          4,138       33,750              0         765
 and Secretary

----------
(1) Represents the amounts paid to the named executives under the Company's EVA Incentive Compensation Plan for Executive Officers (see Company's Organization & Compensation Committee Report on page 10). After giving effect to such payments, the named executives have credited to their accounts under such plan the following amounts, which are subject to increase or decrease in future years: R.S. Evans $2,214,318; L.H. Clark $1,049,388; D.S. Smith $751,949; M.L. Raithel $558,820; A.I. duPont
    $466,884. Under the program one-third of the account balance in any year will be payable to the named executive.

(2) Amounts shown are the fair market value at date of grant of shares of restricted stock awarded to the named executive officers to provide retirement benefits that would have been earned by them under the Company's qualified pension plan but for the application of certain limits imposed by the Internal Revenue Code (see Report on Executive Compensation by the Organization and Compensation Committee on page 10). Such shares will vest after 10 years of service or upon age 65, unless the restrictions are waived by the Committee upon early retirement. In addition the amounts shown for Messrs. Smith and duPont include the fair value at date of grant of shares of time-based restricted stock that will vest if the executive continues in the employ of the Company through April 20, 2003 or upon his earlier death or permanent disability or upon a change in-control of the Company.

(3) Shares of restricted stock issued under the Company's Restricted Stock Award Plan that are subject to performance-based conditions on vesting are classified as long-term incentive awards reportable in the column LTIP Payouts of the Summary Compensation Table upon vesting. Amounts shown in the column LTIP Payouts include a gross-up for taxes payable in respect of the compensation earned upon vesting of the restricted stock award that vested in 1996 and one of the two awards of restricted stock that vested during 1997. The shares of Common Stock under the Restricted Stock Award Plan held by each of the named executive officers and the aggregate value thereof at December 31,1998 were as follows:




                                            RESTRICTED STOCK AWARD PLAN
                           --------------------------------------------------------------
                             RESTRICTED                      AGGREGATE
                             STOCK HELD         LTIP         RESTRICTED       AGGREGATE
                            # OF SHARES     # OF SHARES     SHARES HELD         VALUE
                           -------------   -------------   -------------   --------------
  R.S. Evans ...........      313,500         272,658         586,158      $17,694,645
  L.H. Clark ...........        8,550         156,421         164,971        4,980,062
  D.S. Smith ...........        9,900         116,234         126,134        3,807,670
  M.L. Raithel .........        6,600          42,547          49,147        1,483,625
  A.I. duPont ..........        8,175          45,000          53,175        1,605,220

    The shares listed in the first column under the heading "Restricted Stock Held" are subject only to time-based vesting criteria, principally shares awarded to provide certain retirement benefits as described under note (2) above. The shares of restricted stock which are performance-based, listed under the heading "LTIP", may lapse upon failure to achieve the performance criteria and so the value presented above for such shares remains at-risk to the executive. Dividends are paid on all restricted stock at the same rate as other shares of Common Stock and are reported in the column Other Annual Compensation of the Summary Compensation Table. The amount shown in such column for Mr. duPont in 1996 also includes a $20,000 bonus paid upon commencement of employment.

(4) Amounts include the Company's matching contribution for eligible employees for the purchase of Common Stock in the Company's Saving & Investment Plan (401(k)) and premiums for life insurance.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows all individual grants of stock options to the named executive officers of the Company during the fiscal year ended December 31, 1998.




                            NUMBER OF          % OF
                           SECURITIES     TOTAL OPTIONS/
                           UNDERLYING          SARS
                            OPTIONS/        GRANTED TO       EXERCISE OR                     GRANT DATE
                              SAR'S        EMPLOYEES IN       BASE PRICE     EXPIRATION       PRESENT
NAME                       GRANTED(1)     FISCAL YEAR(1)      $/SHARE(2)        DATE        VALUE ($)(3)
-----------------------   ------------   ----------------   -------------   ------------   -------------
R. S. Evans ...........     240,000            17.55%            36.37      04/20/2008       2,642,400
L. H. Clark ...........     120,000             8.78%            36.37      04/20/2008       1,321,200
D. S. Smith ...........      72,000             5.27%            36.37      04/20/2008         792,720
M. L. Raithel .........      42,000             3.07%            36.37      04/20/2008         462,420
A. I. duPont ..........      60,000             4.39%            36.37      04/20/2008         660,600

(1)   No SARs were granted.

(2) The exercise price of options granted under the Company's Stock Option Plan were and may not be less than 100% of the fair market value of the shares on the date of grant. Options granted become exercisable 50% one year, 75% two years and 100% three years after grant and expire, unless exercised, 10 years after grant. If employment terminates, the optionee generally may exercise the option only to the extent it could have been exercised on the date his employment terminated and must be exercised within three months thereof. In the event employment terminates by reason of retirement, permanent disability or change in control, options become fully exercisable. The exercise price may be paid by delivery of shares owned for more than six months and income tax obligations related to exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions.

(3) The amounts shown were calculated using a Black-Scholes option pricing model which derives a value of $11.01 per share for each option granted. The estimated values assume a risk-free rate of return of 5.60% based upon the 10-year Treasury (adjusted for constant maturities) from the Federal Reserve Statistical Release H.15(519), stock price volatility of 24.22%, a dividend payout ratio of .92% and an option duration of 5.29 years. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, and so the value realized by an executive may be more or less than the value estimated by the Black-Scholes model.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES




                                                                NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                              SHARES                           UNDERLYING UNEXERCISED            IN-THE-MONEY
                            ACQUIRED ON         VALUE            OPTIONS/SARS(1) AT           OPTIONS/SARS(1) AT
NAME                       EXERCISE (#)     REALIZED ($)        FISCAL YEAR-END (#)         FISCAL YEAR-END ($)(2)
-----------------------   --------------   --------------   ---------------------------   --------------------------
                                                             EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
                                                            ---------------------------   --------------------------
R. S. Evans . .........      506,250         11,998,931     163,125 / 301,875                1,908,436 / 531,352
L. H. Clark ...........            0                  0     252,937 / 160,313                3,698,360 / 358,677
D. S. Smith ...........            0                  0     172,312 /  99,188                2,595,030 / 237,641
M. L. Raithel .........            0                  0     124,125 /  60,375                1,882,561 / 160,293
A. I. duPont ..........            0                  0      40,312 /  83,438                  404,453 / 209,600

(1)   No SARs were held at December 31, 1998.

(2) Computed based upon the difference between aggregate fair market value at December 31, 1998 and aggregate exercise price.

PERFORMANCE GRAPH

     The following performance graph compares the total return to shareholders of an investment of $100 in each of Crane Co. Common Stock, the S&P 500 Index and the Dow Jones Industrial-Diversified Index, in which the Company is included as one of 19 companies, from December 31, 1993 to December 31, 1998. "Total Return" means the increase in value of an investment in a security over a given period assuming reinvestment in that security of all dividends received thereon during the period.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
     AMONG CRANE CO., S&P 500 AND DOW JONES INDUSTRIAL-DIVERSIFIED INDEX(1)
                        FISCAL YEAR ENDING DECEMBER 31,




         [THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR
                         THE PURPOSE OF EDGAR FILING.]

-------------------------------------------------------------------------------
Crane Co.                          ($)  100   112   157   188   285   301
-------------------------------------------------------------------------------
S&P 500 Index                      ($)  100   101   139   171   229   294
-------------------------------------------------------------------------------
Dow Jones Industrial - Diversified ($)  100    92   120   155   204   234
-------------------------------------------------------------------------------

(1)  Peer companies in the Dow Jones Industrial-Diversified Index are:
     Aeroquip-Vickers, Allied-Signal, Cooper Industries, Danaher Corp., Dover Corp., FMC Corp., Harsco Corp., Illinois Tool Works, Ingersoll-Rand Co., ITT Industries, National Service Industries, Parker Hannifin Corp., PPG Industries, Raychem Corp., Stanley Works, Tenneco Inc., Timken Co., Tyco International.

                       REPORT ON EXECUTIVE COMPENSATION
                     BY THE ORGANIZATION AND COMPENSATION
                           COMMITTEE OF THE COMPANY

     In 1998 the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee") continued to review and, where appropriate, adjust its previously established three-pronged approach to executive officer and key employee compensation: competitive base salaries; short and medium-term cash incentive compensation linked to measurable increases in shareholder value; and long-term incentive compensation utilizing awards of restricted Common Stock and stock options the value of which is keyed to increases in shareholder returns (primarily increases in the price of the Company's Common Stock). The Committee has established targets for ownership of Company Common Stock to encourage executive officers and key employees to hold a significant portion of their net worth in the Company's Common Stock so that the future price of the Company's Common Stock will constitute a key element in their financial planning and ultimately in their net worth. In addition, the Committee continued a program using shares of restricted stock to offset significant limitations in pension benefits imposed upon certain executive officers and key employees by federal tax policies while concurrently preserving the incentive linkage between improved share performance and the recipient's ultimate return.

     A. BASE SALARIES. While the Committee believes the Company's base salaries remain sufficiently competitive to attract and retain qualified executive officers and key managers, the Committee continued to shift its compensation emphasis from base salary and bonus based on a percentage thereof to incentive compensation, the amount of and eligibility for which are based on measurable increases in shareholder value and improved stock performance as discussed below. Increases in base salaries of executive officers averaged 3.2% during 1998.

     B. SHORT AND MEDIUM-TERM INCENTIVE COMPENSATION--FOCUSED ON ECONOMIC VALUE ADDED. The Company's annual incentive compensation program utilizes the principles of economic value added ("EVA") with a three year rolling horizon. EVA* is defined as the difference between the return on total capital invested in the business and the cost of capital, multiplied by total capital employed. The Committee believes that, compared to such common performance measures as return on capital, return on equity, growth in earnings per share and growth in cash flow, EVA has the highest correlation with the creation of value for shareholders over the long term.

     The program does not involve the meeting of pre-established goals, as such. Rather, the increase or decrease in EVA for a business unit during the year, both absolutely and compared to the prior year, is the sole basis for any incentive compensation award, thereby motivating managers to focus on continuous value improvement. Awards are generally uncapped to provide maximum incentive to create value and, because awards may be positive or negative, executives can incur penalties when value is reduced.

     While particular EVA formulas are tailored to the size and unique characteristics of the business unit or units for which a specific executive is responsible, the key elements of the EVA formula applicable to any individual are the cost of capital (generally the cost of capital to the Company), the return on capital, the amount of capital employed in the business unit, the net operating profit of the unit after tax and the prior year's EVA. Thus, the EVA formula requires the executive to focus on improvement in the unit's balance sheet as well as the income statement. Awards are calculated on the basis of year end results, and award formulas utilize both a percentage of the change in EVA of a business unit from the prior year, whether positive or negative, and a percentage of the positive EVA, if any, in the current year. EVA awards are calculated for the Company as a whole for the corporate executives or where appropriate for the business unit for which the executive is responsible. Executives receive a percentage of the measured entity's award. For executives responsible for more than one business unit, the formula is based on a percentage of the aggregate EVA, positive or negative, of the units reporting to the executive.


----------
* EVA is a registered trademark of Stern, Stewart & Co.

     After the EVA award, whether positive or negative, for a particular year has been determined, it is credited to the executive's "bank account." If the executive's account is a positive number, one-third of the account balance is paid to the executive in cash annually. The remainder of the account balance represents that individual's "equity" in the account for future years. If an EVA award is negative, the amount will be deducted from the balance in the account. If the account balance is negative, the executive will receive no incentive compensation payments until the aggregate of subsequent EVA awards results in a positive account balance. Each year, the Company adds interest to a positive balance or charges interest on a negative balance at an appropriate money market rate. The account is subject to forfeiture in the event an executive leaves the Company by reason of termination or resignation, but is paid in full if the executive dies, becomes disabled or retires at age 65 (or earlier at the discretion of the Committee) or upon a sale of the executive's business unit or a change-in-control of the Company. The bank account concept with the three year payout at risk gives the incentive compensation program a longer term perspective and provides participants with ownership incentives as the account balances build or decline. Although the program is formula driven, the Committee retains discretion to review and adjust its impact on business units and individuals for reasonableness and to preserve its incentivizing objectives, except that the EVA award percentages of the individuals named in the Summary Compensation Table are capped by the Committee at the beginning of the year.

     C. LONG-TERM INCENTIVE COMPENSATION--FOCUSED ON SHAREHOLDER RETURN. The Company has used its Stock Option Plan and Restricted Stock Award Plan as the foundation for a long-term stock-based incentive compensation program focused on shareholder return. The Committee believes that executive officers approach their responsibilities more and more like owners of the Company as their holdings of and potential to own Company Common Stock increase. This philosophy starts with the Board of Directors, whose non-employee members receive 50% of their annual retainer in Company Common Stock. To date, 8.56% of the Company's Common Stock is beneficially owned by directors, management and key employees, with the Chairman and Chief Executive Officer owning 4.09% and the other executive officers owning 2.02%. (See Beneficial Ownership of Common Stock by Directors and Management, page 5.) The Committee has established targets for ownership of Company Common Stock by executive officers and key employees (expressed as a multiple of their base salary, ranging from a multiple of one for salaries up to $125,000 to a multiple of five for salaries above $500,000). The Committee also continued to discourage sales of stock acquired by such individuals through the vesting of restricted stock grants and option exercises.

     (i) The Stock Option Plan. The Stock Option Plan is administered by the Committee, which is authorized to grant options to key employees of the Company or any majority-owned subsidiary of the Company. Options granted become exercisable 50% one year after the grant date, 75% two years after the grant date and 100% three years after the grant date and the option price must not be less than 100% of the average fair market value on the date of grant. Options expire, unless exercised, 10 years after grant. Because the Company's Stock Option Plan requires that options be granted at no less than fair market value, a gain can only result if the Company's share price increases from the date of grant. This incentive program is, therefore, directly tied to increases in shareholder value. In 1998, the Committee granted 1,366,350 stock options to the officers and key employees of the Company.

     (ii) Restricted Stock Award Plan. Under the Restricted Stock Award Plan, restricted shares of the Company's Common Stock may be awarded to selected key officers and employees. The Committee administers the Plan and has the authority to select participants to determine the amount and timing of awards, restriction periods, market value thresholds and any terms and conditions applicable to grants. Since 1990, the Committee generally has established performance goals for the lapse of restrictions on stock awarded under the Plan involving the achievement over 2 1/2 and 5 year intervals of returns for the Company's shareholders (Common Stock price appreciation plus dividends) equal to or better than certain performance benchmarks, e.g. 125% of the shareholder return of the S&P 500, 150% of such return or 17.5% compounded annually. Each such award has also required that the price of the Company's Common Stock must be higher than the price on the date of grant, or the restrictions will not lapse. If the conditions are not met, such restricted stock awards are forfeited after five years, subject to the discretion of the Committee to adjust the terms of such awards. In 1998, the Committee determined to reduce the aggregate number of shares of restricted stock to be awarded and to award such restricted stock with time-vesting criteria only to selected employees for long-term retention purposes. A total of 91,950 shares of restricted stock were awarded to officers and other key employees of the Company in 1998 (compared to an annual average of approximately 300,000 shares over the previous five years), and the restrictions on such shares lapse on April 20, 2003 or upon the participant's earlier death, permanent disability, normal retirement at age 65 or upon a change-in-control of the Company.

     In 1995, the Committee adopted a program to make up the shortfall in executive officer and key employee pension benefits imposed by certain federal tax policies which limit the amount of compensation that can be considered for determining benefits under tax-qualified plans. Under this program, the Committee will grant to certain executive officers and key employees who have been impacted by such tax limitations amounts of restricted stock with a market value at the date of grant approximately equivalent to the present value of that portion of the Company's retirement benefit at normal retirement (age 65) or, in the case of the Chairman and Chief Executive Officer, at age 55 with 15 years of service in that capacity, lost by reason of the tax limitations. The Committee is of the view that the grants provide the potential to offset the tax limitations on the executive's future pension benefits, but require the recipient to look to future increases in shareholder value if that objective is to be actually achieved. On the basis of that approach, the Committee awarded the amounts of restricted stock set forth in the Summary Compensation Table, the restrictions on which will lapse after 10 years of service or upon reaching age 65, whichever is earlier, with the understanding that the Committee can waive the conditions for the lapse of restrictions in the event of a request for early retirement.

     D. COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. The Committee is of the view that the Chief Executive Officer compensation package should emphasize incentives closely linked to shareholder return through significant grants of stock options and/or performance-based restricted stock. After considering the record performance of the Company in 1998 and the key role of the Chief Executive Officer, the Committee determined to increase the annual base salary of the Chief Executive Officer to $725,000, a level which, in the judgment of the Committee, is appropriate for the chief executive officer of a corporation of the size and complexity of the Company in its industrial category. Further compensation to the Chief Executive Officer can only result from improvements in corporate performance and shareholder returns. The Chief Executive Officer's 1998 incentive compensation award of $1,475,630 under the EVA Incentive Compensation Plan for Executive Officers was calculated on the basis of the increase in the Company's EVA in 1998 plus a pre-established percentage of that EVA and credited to his "account" as provided for in the EVA Plan. The actual amount paid to the Chief Executive Officer for 1998 from his account was $1,107,159. The balance in the account is subject to increase or decrease depending upon EVA in subsequent years. The Chief Executive Officer was awarded 240,000 options under the Stock Option Plan in 1998, which in the Committee's judgment will maintain the appropriate incentives to a chief executive officer of a company the size and breadth of Crane Co. In 1998, restrictions lapsed on 30,000 shares of restricted stock at the five year interval of the Chief Executive Officer's 1993 grant (100%), but no shares of restricted stock vested at the 2 1/2 year interval of his 1996 grant. The Chief Executive Officer was also granted 12,075 shares of time-based restricted stock to offset the impact of the tax limitations on his pension benefit under the Company's defined benefit pension plans. (See paragraph C above.)

     E. OMNIBUS BUDGET REVENUE RECONCILIATION ACT OF 1993. In 1993, Congress adopted the Omnibus Budget Revenue Reconciliation Act of 1993, certain provisions of which (Section 162(m) of the Internal Revenue Code) for tax years beginning after December 31, 1993 limit to $1 million per employee the deductibility of compensation paid to the executive officers required to be listed in the Company's proxy statement unless the compensation meets certain specific requirements. The EVA

Incentive Compensation Plan for Executive Officers, which was approved by the shareholders at the 1994 Annual Meeting, is intended to constitute a performance-based plan meeting the criteria for continued deductibility set out in the applicable regulations. In addition, the Company believes that all stock options granted to date under the Stock Option Plan and all performance-based grants of restricted stock to date under the Restricted Stock Award Plan will meet the requirements of Section 162(m) for deductibility. The shares of time-based restricted stock granted in 1998 to offset the impact of the tax limitations on pension benefits, as well as the other time-based restricted stock awarded in 1998 as described in paragraph C above, would not satisfy the criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions would not be deductible to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. As a matter of policy, the Committee intends to develop and administer compensation programs which will maintain deductibility under
Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive value of the compensation.


                                        Submitted by:


                                        The Organization and Compensation
                                        Committee of the Board of Directors of
                                        Crane Co.

                                        B. Yavitz, Chairman
                                        D. R. Gardner
                                        D. C. Minton
                                        J. L. L. Tullis


RETIREMENT BENEFITS

     All officers of the Company, including the individuals identified in the Summary Compensation Table, are participants in the Company's pension plan for non-bargaining employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements, which include completion of five years of service where employment is terminated prior to normal or other retirement or death, as determined by applicable law and the plan. Benefit accruals continue for years of service after age 65.

     The annual pension benefits payable under the pension plan are equal to 1 2/3% per year of service of the participant's average annual compensation during the five highest compensated consecutive years of the 10 years of service immediately preceding retirement less 1 2/3% per year of service of the participant's Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation less (i) the imputed income value of group life insurance and auto allowance, (ii) income derived from participation in the Restricted Stock Award Plan and (iii) on or after January 1, 1993, income derived from the Stock Option Plan and a former stock appreciation rights plan. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus the bonus shown in the Table for the immediately preceding year.

     The table below sets forth the estimated annual benefit payable on retirement at normal retirement age (age 65) under the Company's pension plan based on benefit accruals through December 31, 1998 for specified salary and years of service classifications, and assumes benefits to be paid in the form of a single life annuity. The amounts have not been reduced by the Social Security offset referred to above.


                              PENSION PLAN TABLE




 AVERAGE                                       YEARS OF SERVICE
  ANNUAL               -----------------------------------------------------------------
COMPENSATION               10           20           25           30             35
--------------------   ----------   ----------   ----------   ----------   -------------
$150,000 ...........    $25,005      $50,010     $62,513      $75,015       $   87,518
$175,000 ...........     29,173       58,345      72,931       87,518          102,104
$200,000 ...........     33,340       66,680      83,350      100,020          116,690
$225,000 ...........     37,508       75,015      93,769      112,523          131,276*
$235,000 ...........     39,175       78,349      97,936      117,524          136,111*
$250,000** .........     41,675       83,350     104,188      125,025          145,863*

----------
* Effective January 1, 1996, the actual retirement benefit at normal retirement date payable pursuant to Section 235(a) of the Tax Equity and Fiscal Responsibility Act of 1982 (and subsequent to 1986 at the age at which unreduced Social Security benefits may commence pursuant to the Tax Reform Act of 1986) may not exceed the lesser of $120,000 or 100% of the officer's average compensation during his highest three consecutive calendar years of earnings (the "Tax Act Limitation"). The Tax Act Limitation may be adjusted annually for changes in the cost of living. The 1998 limit was $130,000, and the limit remains at $130,000 for 1999. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with the Company or 10 years of participation in the defined benefit plan.

** Between January 1, 1989 and December 31, 1993, for the purpose of determining benefit accruals and benefit limitations under the pension plan for all plan years beginning in 1989, a participant's compensation is deemed to be limited to $200,000 indexed for inflation ($235,840 for 1993) ("Limitation"). As a result of the Limitation, the covered compensation under the Company's pension plan for each of Messrs. Evans, Clark, Smith and Raithel (who have 25, 8, 7 and 28 years of service credit, respectively) was limited to $235,840 in 1993. (Mr. duPont was not employed by the Company in 1993; he joined the Company in 1996 and now has 3 years of service credit under the Company's pension plan.) However, in no event will the Limitation reduce any participant's accrued benefit below his accrued benefit as of December 31, 1988. Commencing January 1, 1994, the compensation limit was further reduced to $150,000 indexed for inflation in future years ("OBRA '93 Limitation"). As a result of the OBRA '93 Limitation, the covered compensation under the Company's pension plan for the foregoing individuals for the years 1994 through 1996 was limited to $150,000, and was increased to $160,000 for 1997, 1998 and 1999. In no event will the OBRA '93 Limitation reduce any participant's accrued benefit as of December 31, 1993.


OTHER AGREEMENTS AND INFORMATION

     The Company has entered into indemnification agreements with R.S. Evans, each other director of the Company, Messrs. Clark, Smith, Raithel and duPont and the four other executive officers of the Company, the form of which was approved by the shareholders of the Company at the 1987 Annual Meeting. The Indemnification Agreements require the Company to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances thereof), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against such person arising out of the fact that he was a director, officer, employee, trustee, agent or fiduciary of the Company or was serving as such for another entity at the request of the Company, and to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack thereof.

     Each of the individuals named in the Summary Compensation Table (and certain other executive officers) has an agreement which, in the event of a change in control of the Company, provides for the continuation of the employee's then current base salary, bonus plan and benefits for the three year period following the change in control. Upon termination within three years after a change in control, by the Company without cause or by the employee with "Good Reason" (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year's bonus or the average bonus paid in the three prior years, three times the sum of his annual salary and the greater of the last year's bonus or the average of the last three years' bonuses, and all accrued deferred compensation and vacation pay, and employee benefits, medical coverage and other benefits also continue for three years after termination. "Good Reason" under the agreements includes, among other things, any action by the Company which results in a diminution in the position, authority, duties or responsibilities of the employee. The agreements also provide that the employee may terminate his employment for any reason during the 30 day period immediately following the first year after the change of control, which shall be deemed "Good Reason" under the agreement. If it is determined that any economic benefit or payment or distribution by the Company to the individual, pursuant to the agreement or otherwise (including, but not limited to, any economic benefit received by the employee by reason of the acceleration of rights under the various options and restricted stock plans of the Company) ("Payment"), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the agreements provide that the Company shall make additional cash payments to the employee such that after payment of all taxes including any excise tax imposed on such payments, the employee will retain an amount equal to the excise tax on all the Payments. The agreements are for a three-year period, but are automatically renewed annually for a three-year period unless the Company gives notice that the period shall not be extended.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     For the fiscal year ended December 31, 1998 each director and executive officer of the Company timely filed all required reports under Section 16(a) of the Securities Exchange Act of 1934.


                     OTHER TRANSACTIONS AND RELATIONSHIPS


TRANSACTIONS

     The law firm of Kirkpatrick & Lockhart LLP, of which Mr. Queenan is senior counsel, furnished legal services to the Company in 1998.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Organization and Compensation Committee is or has ever been an employee of the Company and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Committee is an executive officer.


                     APPROVAL OF THE SELECTION OF AUDITORS

     The Board of Directors proposes and recommends that the shareholders approve the selection of the firm of Deloitte & Touche LLP as independent auditors for the Company for 1999. Deloitte & Touche LLP have been the independent auditors for the Company since 1979. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP to audit the books and accounts of the Company for the current year. In accordance with the Company's practice, a member of the firm will attend the Annual Meeting, have an opportunity to make a statement if he desires to do so and to respond to appropriate questions which may be asked by shareholders.

         PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has unanimously approved, and recommends to the shareholders that they adopt, an amendment to Article IV of the Certificate of Incorporation that would increase the number of authorized shares of Common Stock from 80,000,000 to 200,000,000 shares.

     Of the 80,000,000 currently authorized shares of Common Stock, 68,530,194 shares were issued and outstanding as of February 5, 1999. As of such date, 3,895,945 shares were held in treasury and 4,577,661 shares were reserved for issuance under the Company's stock option and restricted stock plans. The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock currently outstanding. No holder of Common Stock has any preemptive rights. The Company has no plans for the issuance of any shares of Common Stock at the present time.

     The full text of the proposed amendment to the Certificate of Incorporation is attached to this Proxy Statement as Exhibit A, which shareholders are urged to read carefully.

PURPOSES AND EFFECTS OF THE PROPOSED INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock would benefit the Company and its shareholders by giving the Company needed flexibility in its corporate planning and in responding to developments in the Company's business, including possible acquisition transactions, stock splits or stock dividends and other general corporate purposes. Having such authorized shares available for issuance in the future would give the Company greater flexibility and allow shares of its Common Stock to be issued without the expense of a special shareholders' meeting or waiting until the next annual meeting.

     Since the last increase of the authorized shares of Common Stock in 1987, the Company has effected three stock splits, each on a three-for-two basis in the form of a 50% stock dividend, in order to maintain a reasonable price level for the Common Stock following significant increases in the market price of the Common Stock. The current number of authorized shares of Common Stock that are not outstanding or reserved is not sufficient for the Company to effect any further stock splits.

     In addition, the Company has been an active acquiror of companies as part of its strategy to broaden and strengthen its portfolio of product lines, geographic markets and distribution channels. Such acquisitions have in the past and may in the future involve payment with shares of Common Stock. The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is desirable to maintain the Company's flexibility in choosing how to pay for acquisitions and other corporate actions such as equity offerings to raise capital and adoption of additional benefit plans.

     Unless otherwise required by applicable law or regulation, the shares of Common Stock proposed to be authorized will be issuable without further shareholder action and on such terms and for such consideration as may be determined by the Board of Directors. However, the New York Stock Exchange, on which the Common Stock is listed, currently requires shareholder approval as a prerequisite to listing shares in several instances, including acquisition transactions where the present or potential issuance of shares could result in an increase of 20 percent or more in the number of shares of Common Stock outstanding.

     The Board of Directors could use the additional shares of Common Stock to discourage an attempt to change control of the Company, even thought a change in control might be perceived as desirable by some shareholders, by selling a substantial number of shares of Common Stock to persons who have an arrangement with the Company concerning the voting of such shares, or by distributing Common Stock, or rights to receive such stock, to the shareholders. The Board of

Directors, however, has no present intention of issuing any shares of Common Stock or rights to acquire Common Stock for such purposes, and there are no arrangements with any person for the purchase of shares of Common Stock in the event of an attempted change of control.


RECOMMENDATION

     The Board of Directors, believing that the Company and its shareholders will benefit from the increase in the number of authorized shares of Common Stock, recommends that shareholders vote FOR adoption of the proposed amendment of Article IV of the Certificate of Incorporation.

     The affirmative vote of the majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting will be required to adopt the proposed amendment of Article IV of the Certificate of Incorporation. See also Outstanding Shares and Required Votes, page 1.


                                 MISCELLANEOUS

     Solicitation of Proxies. The Company will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and fax by directors, officers and employees of the Company, who will undertake such activities without additional compensation. To aid in the solicitation of proxies, the Company has retained Beacon Hill Partners, Inc. which will receive a fee for its services of $5,500 plus up to $1,800 in expenses. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

     Incorporation by Reference. The Report on Executive Compensation on pages 10-13 and the Performance Graph on page 9 of this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates said report or said graph by reference and neither the report nor the graph shall otherwise be deemed filed under such Acts.

     Next Annual Meeting; Shareholder Proposals. The By-Laws provide that the Annual Meeting of the Shareholders of the Company will be held on the second Monday in May in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2000 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting on or before October 26, 1999. In addition, if security holders intend to present proposals at the 2000 Annual Meeting other than through inclusion of such proposals in the Company's proxy materials for that meeting, then the Company must receive notice of such proposals by January 9, 2000. If the Company does not receive notice by that date, and such proposals are presented at the 2000 Annual Meeting, management proxies may use their discretionary voting authority with respect to such proposals.

     Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided, or to use the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.


                                        By Order of the Board of Directors,



                                        AUGUSTUS I. DUPONT
                                        Secretary


February 23, 1999

                                                                      EXHIBIT A


                              PROPOSED AMENDMENT
               OF ARTICLE IV OF THE CERTIFICATE OF INCORPORATION


     RESOLVED, that the first paragraph of Article IV of the Certificate of Incorporation be amended in its entirety to read as follows:

    "The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares of common stock, par value $1.00 per share ("Common Stock"), and Five Million (5,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock").

                                   P R O X Y

                                   CRANE CO.
                  Annual Meeting of Shareholders April 5, 1999
          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned does hereby appoint and constitute R. S. Evans, A.I. duPont and D.S. Smith, and each of them, true and lawful agents and proxies of the undersigned, with power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 5, 1999 at the Annual Meeting of Shareholders of Crane Co. to be held in the Rainbow I and II Room at The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut on Monday, April 5, 1999 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number on the reverse side.

                                                                    SEE REVERSE
                                                                       SIDE

                           | FOLD AND DETACH HERE |


                                     CRANE

                     INFORMATION SERVICES FOR SHAREHOLDERS

For the latest financial information and news about Crane Co., call our Shareholder Direct toll-free line at:

                                 1-888-CRANE-CR

This service is available 24 hours a day, 7 days a week. You can immediately listen to recorded earnings and news releases or request copies by fax or mail
- all through the convenience of your telephone.

You may also visit our World Wide Web site, and request future distributions to be sent to you via e-mail, at:

                        http://www.shareholder.com/crane

Crane Co. does not maintain mailing lists for copies of its reports and releases as part of a company-wide effort to improve efficiency and reduce costs. These services will provide you faster, more convenient access to the latest news about Crane.

[X] Please mark your
    votes as in this
    example.

            This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR proposals 2 and 3.

   The Board of Directors recommends a vote FOR all nominees and FOR proposals 2 and 3.

                       [   ]   FOR     [   ]   WITHHELD

1. Election of Directors.

For, except vote withheld from the following nominee(s):


-------------------------------------------------------------------------------

Nominees:  1. E.T. Bigelow, Jr.
           2. J.J. Lee
           3. C.J. Queenan, Jr.

                                     FOR   AGAINST  ABSTAIN
2. Approval of Deloitte & Touche     [ ]     [ ]      [ ]
   LLP as independent auditors
   for the Company for 1999.

3. Approval of amendment to Article  [ ]     [ ]      [ ]
   IV of the Certificate of
   Incorporation.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

SIGNATURE(S)                                        DATE
            ----------------------------------------    ----------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            | FOLD AND DETACH HERE |

                                     CRANE

                        PROXY VOTE-BY-PHONE INSTRUCTIONS

You are encouraged to take advantage of our proxy vote-by-phone service that eliminates the need for you to return this proxy solicitation card. All you need to vote your shares electronically is a touch tone telephone and the system access code printed on this card in the box just below the perforation.

To place your vote by phone, 24 hours a day, 7 days a week, simply call:

                        1-800-OK2-VOTE (1-800-652-8683)

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote-by-phone, there is no need for you to mail back your proxy card.

                 Your vote is important. Thank you for voting.